Exhibit 99

NEWS

The Sherwin-Williams Company • 101 W. Prospect Avenue • Cleveland, Ohio 44115 • (216) 566-2000

The Sherwin-Williams Company Announces Preliminary Unaudited Fourth Quarter and Full Year 2021 Sales and Earnings Results

CLEVELAND, January 14, 2022 - The Sherwin-Williams Company (NYSE: SHW) announced preliminary unaudited sales and earnings results for the fourth quarter and full year ended December 31, 2021.

SUMMARY

•	Fourth quarter 2021 consolidated net sales increased approximately 6.1% compared to the prior year

•	Fourth quarter 2021 diluted net income per share expected to be approximately $1.15 per share, including acquisition-related amortization expense of approximately $0.20 per share

[o]	Excluding acquisition-related amortization expense, adjusted fourth quarter 2021 diluted net income per share expected to be approximately $1.35 per share

•	Full year 2021 diluted net income per share expected to be approximately $6.96 per share

[o]

Adjusted full year 2021 diluted net income per share expected to be approximately $8.15 per share, excluding acquisition-related amortization expense and a loss from the Wattyl divestiture of $0.85 and $0.34 per share, respectively

[o]

Prior adjusted full year 2021 guidance was $8.35 to $8.55 per share, excluding acquisition-related amortization expense and a loss from the Wattyl divestiture of $0.85 and $0.34 per share, respectively

•	Conference call at 8:30 a.m. EST today to discuss preliminary results

•	Company to provide detailed fourth quarter and full year 2021 results, as well as 2022 outlook on January 27th as previously announced

CEO REMARKS

“While we met our consolidated fourth quarter net sales guidance and demand remains robust, we are disappointed in our weaker than expected earnings results in the quarter,” said Chairman, President and Chief Executive Officer, John G. Morikis. “Our lower than expected earnings relative to our prior guidance is related to a shortfall in The Americas Group, where sales were below our guidance due to slower than expected improvement in raw material availability and COVID-related labor headwinds in December. While availability of some raw materials has improved slightly, others including select resins and additives specific to our professional contractor products remain in tight supply. Logistics and transportation issues have further impacted the supply chain. Additionally, we faced meaningful labor challenges in The Americas Group in December related to the COVID Omicron variant, as our workforce, including store managers, field sales reps and drivers, experienced reduced staff availability and store hours in some locations. Many of our suppliers and customers have also reported labor-related impacts due to the ongoing COVID resurgence. Sales in our Consumer Brands Group exceeded expectations, driven primarily by non-paint products. Performance Coatings Group’s top line results also exceeded expectations and were strong in all businesses and regions.

“As we enter 2022, demand remains strong across the majority of our end markets, though we expect raw material availability and COVID-related issues to persist through the first quarter. Raw material and other costs remain elevated, and we continue to respond with pricing actions in every Group to offset higher costs, including a 12% price increase in The Americas Group effective February 1st. We have continued to invest in our business, including adding 50 million gallons of incremental architectural capacity that is now online. Additionally, we opened 79 paint stores in the U.S. and Canada during 2021, including 32 in the fourth quarter. We remain highly confident in our strategy, our people, and our ability to emerge as an even stronger Company following the current near-term disruptions.”

FOURTH QUARTER PRELIMINARY CONSOLIDATED RESULTS

	Three Months Ended December 31,
	2021	2020	$ Change	% Change
Net sales	$4,762.2	$4,488.8	$273.4	6.1%
Net income per share - diluted	$1.15	$1.49	$(0.34)	(22.8)%
Adjusted net income per share - diluted	$1.35	$1.70	$(0.35)	(20.6)%

	Twelve Months Ended December 31,
	2021	2020	$ Change	% Change
Net sales	$19,944.6	$18,361.7	$1,582.9	8.6%
Net income per share - diluted	$6.96	$7.36	$(0.40)	(5.4)%
Adjusted net income per share - diluted	$8.15	$8.19	$(0.04)	(0.5)%

CONFERENCE CALL ON JANUARY 14, 2022

The Company will conduct a conference call to discuss its preliminary unaudited fourth quarter and full year 2021 results at 8:30 a.m. EST on Friday, January 14, 2022. Participating on the call will be Chairman, President and Chief Executive Officer, John G. Morikis, along with other senior executives.

The conference call will be webcast simultaneously in listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, click on the following link, https://investors.sherwin-williams.com/events-and-presentations/default.aspx. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/events-and-presentations/default.aspx beginning approximately two hours after the call ends.

CONFERENCE CALL ON JANUARY 27, 2022

As previously announced, the Company will conduct a conference call to discuss its final financial results for the fourth quarter and full year 2021 and its outlook for the first quarter and full year 2022 at 11:00 a.m. EST on Thursday, January 27, 2022.

ABOUT THE SHERWIN-WILLIAMS COMPANY

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and facilities, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “target,” “potential,” “seek,” “intend,” “aspire,” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results, performance and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or impacts of climate change, natural disasters and public health crises, including the COVID-19 pandemic; the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company’s reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

In addition, our expectations regarding fourth quarter and full year 2021 results are based on preliminary unaudited information about the fourth quarter and full year and are subject to revision. Although the fourth quarter is now completed, we are still in the process of our standard financial reporting closing procedures. Accordingly, as we complete our normal quarter and year-end closing and review processes, actual results could differ materially from these preliminary results. Factors that could cause our actual results for the fourth quarter and full year 2021 to differ materially from our preliminary results include, but are not limited to, inaccurate assumptions, unrecorded expenses, changes in estimates or judgments, and facts or circumstances affecting the application of the Company’s critical accounting policies.

INVESTOR RELATIONS CONTACTS:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Direct: 216.515.8682

investor.relations@sherwin.com

Eric Swanson

Vice President, Investor Relations

Direct: 216.566.2766

investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young

Vice President, Global Corporate Communications

Direct: 216.515.8849

corporatemedia@sherwin.com

Regulation G Reconciliations

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding the loss on the divestiture of Wattyl, and Valspar acquisition-related amortization expense. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Preliminary Unaudited Three Months Ended	Preliminary Unaudited Year Ended	Year Ended December 31, 2021 (previous guidance)
	December 31, 2021	December 31, 2021	Low	High
Diluted net income per share	$1.15	$6.96	$7.16	$7.36
Loss on divestiture	—	.34	.34	.34
Acquisition-related amortization expense (1)	.20	.85	.85	.85

Adjusted diluted net income per share	$1.35	$8.15	$8.35	$8.55

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Diluted net income per share	$1.49	$7.36
Acquisition-related amortization expense (1)	.21	.83

Adjusted diluted net income per share	$1.70	$8.19

(1)	Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.